UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2022

CYTOMX THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37587	27-3521219
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Oyster Point Blvd. Suite 400 South San Francisco, CA	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 515-3185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	CTMX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 30, 2022, CytomX Therapeutics, Inc. (the “Company”) entered into a Collaboration and License Agreement (the “Collaboration and License Agreement”) with ModernaTX, Inc., a wholly-owned subsidiary of Moderna, Inc. (“Moderna”), pursuant to which the Company and Moderna will collaborate on the creation of mRNA-based conditionally-activated investigational therapies utilizing the Company’s Probody® therapeutic platform and Moderna’s mRNA and lipid nanoparticle technologies. The collaboration will leverage core scientific advances at Moderna and the Company to open up the strategy of encoding potent, masked biologics through mRNA technologies, for the potential treatment of oncology and non-oncology conditions. The Company and Moderna will collaborate on a specified number of preclinical research and discovery programs (“Collaboration Programs”) within a specified period under the Collaboration and License Agreement.

Under the Collaboration and License Agreement, the Company granted Moderna an exclusive, worldwide, royalty-bearing license under certain Company intellectual property to develop, manufacture, commercialize and otherwise exploit licensed products (“Licensed Products”) for all human and non-human diagnostic, prophylactic and therapeutic uses, subject to certain exceptions with respect to Licensed Products within certain Collaboration Programs, and a non-exclusive, worldwide, royalty-free license under certain Company intellectual property to conduct pre-clinical research in accordance with work plans under the Collaboration and License Agreement. Moderna granted the Company a non-exclusive, worldwide, royalty-free license under certain intellectual property of Moderna to conduct preclinical research and discovery in accordance with work plans under the Collaboration and License Agreement. Each party has the right to sublicense its rights under the Collaboration and License Agreement subject to certain conditions.

Under the terms of the Collaboration and License Agreement, Moderna will make an upfront cash payment to the Company of $35 million, including $5 million of pre-paid research funding. The Company will be eligible to receive future development, regulatory and commercial milestone payments of up to $1.2 billion. Moderna will pay the Company tiered royalties on global net sales of Licensed Products from high single digit to low-teen percentages, subject to certain reductions. Moderna’s royalty obligations continue with respect to each country and each Product until the later of (i) the date on which such Licensed Product is no longer covered by certain patent rights, (ii) the 10th anniversary of the first commercial sale of such product in such country, and (iii) the loss of regulatory exclusivity for such Licensed Product in such country.

The Collaboration and License Agreement also provides Moderna with a one-time option to participate in a future equity financing by the Company subject to certain terms, conditions and regulatory requirements.

The Collaboration and License Agreement will continue in effect on a Licensed Product-by-Licensed Product and country-by-country basis until the expiration of the obligation to make payments under the Collaboration and License Agreement with respect to such Licensed Product in each country, unless earlier terminated by either party pursuant to its terms. Either the Company or Moderna may terminate the Collaboration and License Agreement for the other party’s insolvency or certain uncured breaches or if the other party or any of its sublicensees or affiliates challenge certain patents of such party and such challenge is not rescinded within sixty (60) days. In addition, Moderna may terminate the Collaboration and License Agreement on a Licensed Product-by-Licensed Product or Collaboration Program-by-Collaboration Program basis effective immediately upon written notice to the Company if Moderna believes in good faith that it is not advisable to continue to develop or commercialize any Licensed Product in such Collaboration Program as a result of a perceived serious safety issue. Moderna also may terminate the Collaboration and License Agreement in its entirety after the second anniversary of the effective date of the Collaboration and License Agreement subject to certain conditions within specified time periods in the Collaboration and License Agreement. Moderna also may terminate the Collaboration and License Agreement on a Licensed Product-by-Licensed Product basis at any time subject to certain conditions within specified time periods in the Collaboration and License Agreement.

The foregoing summary of the material terms and conditions of the Collaboration and License Agreement is qualified in its entirety by the full agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022. The Company intends to omit certain confidential portions of the Collaboration and License Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTOMX THERAPEUTICS, INC.

Date: January 5, 2023	By:	/s/ Lloyd Rowland
Lloyd Rowland Senior Vice President, General Counsel